EXHIBIT 21.0

                              LIST OF SUBSIDIARIES
                             AS OF DECEMBER 31, 2004

                  GS Pharma, Inc., a Minnesota corporation (1)

(1) Name changed on March 25, 2005 to GSC Subsidiary, Inc. Wholly-owned by GelStat Corporation